Exhibit 10.34

EXECUTION COPY

LICENSE, COMMERCIALIZATION AND OPTION AGREEMENT

This License, Commercialization and Option Agreement (“Agreement”) is made and entered into as of March 16, 2017 (the “Effective Date”) by and between MainPointe Pharmaceuticals, LLC, with offices at 333 East Main Street, Suite 220, Louisville, Kentucky 40202 (“MainPointe”), and Acura Pharmaceuticals, Inc., with offices at 616 N. North Court, Palatine IL 60067 (“Acura”). MainPointe and Acura each are referred to herein as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Acura has developed Impede® Technology intended to prevent extraction of pseudoephedrine from tablets and to disrupt the direct conversion of pseudoephedrine from tablets into methamphetamine;

WHEREAS, MainPointe and its Affiliates have substantial expertise in the distribution, sales and marketing of healthcare products worldwide;

WHEREAS, Acura wishes to grant to MainPointe, and MainPointe wishes to obtain, the rights to the Impede® Technology to commercialize the Nexafed® Products in the Territory (each as herein defined) and develop, obtain regulatory approval and commercialize the Option Products in the Territory (as herein defined) upon exercise as provided herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.1           “Acquisition” is defined in Section 3.1.

1.2           “Acquisition Payment” means the payment by MainPointe to Acura on the Effective Date for the Acquired Assets, as set forth in Section 4.1.1(B).

1.3           “Additional Nexafed Products” means any product having the same active ingredients as a Currently Marketed Nexafed Product except that it contains a dosage of greater than 60mg of PSE.

1.4           “Advertising Materials” is defined in Section 3.2(d).

1.5           “Affiliate” means any corporation or other entity, which directly or indirectly controls, is controlled by or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than Fifty Percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than Fifty Percent (50%) of the members of the governing body of the corporation or other entity. Notwithstanding the foregoing, a private equity or venture capital firm with an ownership interest in an entity shall not be an Affiliate by reason of such ownership and portfolio companies of a private equity firm or a venture capital firm shall not be Affiliates or a Party by virtue of the private equity firm or venture capital firm being Affiliates of a Party.

1.6           “Applicable Law” means, with respect to any Person, any domestic or foreign, federal, state or local statute, treaty, law, ordinance, rule, regulation, administrative interpretation, order, writ, injunction, judicial decision, decree or other requirement of any governmental authority, including any rules, regulations or other requirements of the Regulatory Authorities in the Territory, applicable to such Person or any of such Person’s respective properties, assets, officers, directors, employees, consultants or agents.

1.7           “APT” means Acura Pharmaceutical Technologies, Inc.

1.8           “Assignment of Contracts” means the assignment of contracts in the form of Exhibit A.

1.9           “Assumed Liabilities” is defined in Section 3.3.

1.10         “Assumption Agreement” means the assumption agreement in the form of Exhibit B executed by MainPointe to evidence its assumption of the Assumed Liabilities.

1.11         “Bayer” means Bayer Healthcare LLC.

1.12         “Bayer Agreement” means that certain License and Development Agreement dated as of June 5, 2015 between Acura and Bayer HealthCare LLC, as the same may be amended.

1.13         “Bill of Sale” means a bill of sale and assignment with respect to the Acquired Assets in the form of Exhibit C.

1.14         “Claims” is defined in Section 6.3.

1.15         “Code” is defined in Section 4.9.6.

1.16         “Commercially Reasonable Efforts” means the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by MainPointe consistent with its normal business practices and in compliance with Applicable Law and the exercise of prudent scientific and business judgment, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to MainPointe, with respect to a product or potential product at a similar stage in its development and with similar market potential or product life cycle taking into account efficacy, safety, commercial value, the competitiveness of alternative products of Third Parties that are in the marketplace, and the Patent Rights and other proprietary position of such product.

1.17         “Confidential Information” is defined in Section 5.1 below.

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1.18         “Competing Product” means a prescription or over-the-counter (non-prescription) product that contains PSE and has some effectiveness in reducing the mean total recovery of methamphetamine from a pharmaceutical product, other than a Product.

1.19         “Contracts” is defined in Section 3.2.1.

1.20         “Control” means, with respect to Intellectual Property Rights, ownership or the possession of the ability by license or otherwise to assign or grant a license or sublicense to or disclose such Intellectual Property Rights without violating the terms of any agreement or other arrangement, express or implied, with any Third Party.

1.21         “Currently Marketed Nexafed Products” means (i) Pseudoephedrine HCl 30 mg (currently marketed as Nexafed®) and (ii) Pseudoephedrine HCl 30 mg and Acetaminophen 325 mg (currently marketed as Nexafed® Sinus Pressure + Pain).

1.22         “Effective Date” has the meaning set forth above.

1.23         “Excluded Liability” is defined in Section 3.4.

1.24         “Excluded Tax Liability” is defined in Section 3.4.

1.25         “FD&C Act” means that federal statute entitled the Federal Food, Drug, and Cosmetic Act and enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the C.F.R. Section 301 et seq.

1.26         “FDA” means the United States Food and Drug Administration, or any successor thereto.

1.27         “Field” means over-the-counter (non-prescription) (“OTC”) and prescription (“Rx”) products.

1.28         “GAAP” means generally accepted accounting principles in effect in the United States from time to time applied on a consistent basis.

1.29         “Gross Sales” means the U.S. Dollar value (with sales in foreign currency converted as per Section 4.7) of all consideration to which MainPointe, its Affiliates and licensees is entitled for the sale of Products. In the event MainPointe sells Products for less than fair market value, the fair market value of such Products (as if there had been a sale for fair market value to a Third Party) shall be included in Gross Sales.

1.30         “Impede® Patent Rights” means the Patent Rights set forth on Exhibit D, that disclose or claim Acura’s Impede® Technology and that are Controlled by Acura or its Affiliates during the Term, including issued patents resulting from such applications, and all divisions, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, registrations, patent term extensions and renewals of the foregoing.

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1.31         “Impede® Technology” means the technology for reducing the recovery of methamphetamine from a pharmaceutical product as reflected in the Impede Patent® Rights and any related Know-How that is Controlled by Acura as of the Effective Date or at any time during the Term, including (i) Impede 1.0 and Impede 2.0 (as such terms Impede 1.0 and Impede 2.0 are described in Acura’s filings with the Securities and Exchange Commission on or prior to the Effective Date) and (ii) technology for reducing the recovery of methamphetamine from a pharmaceutical product Controlled by Acura during the Term that would infringe the Impede® Patent Rights if utilized by a third party.

1.32         “Infringing Competing Product” means a prescription or over-the-counter (non-prescription) product that contains loratadine (or desloratadine) in combination with PSE and infringes the Impede® Patent Rights.

1.33         “Intellectual Property Rights” means Know-How, registered trademarks, trademark applications, unregistered trademarks, trade dress, copyrights, and Patent Rights.

1.34         “Know-How” means information Controlled by Acura and related to minimizing the extraction and conversion of pseudoephedrine into methamphetamine and encompassing manufacturing techniques, process, quality information, batch records (un-redacted master and executed), formulation composition and excipient specifications, formation development reports; batch summaries, and analytical methods and development/validation.

1.35         “Liabilities” is defined in Section 3.3.

1.36         “Losses” is defined in Section 6.3.

1.37         “NDC” is defined in Section 3.3(h).

1.38         “Net Sales” means the “Gross Sales” (as hereinafter defined), reduced by deductions, without duplication, for each of the following to the extent actually incurred, allowed or accrued, and without duplication (a) returns, (b) cash discounts, (c) coupons, (d) listing fees, (e) credits, (f) trade rebates, (g) shipping costs, (h) sales and excise taxes, other consumption taxes, and (i) other governmental charges. Net Sales, as set forth in this definition, shall be calculated applying, in accordance with GAAP, MainPointe's standard accounting practices for selling MainPointe's other products.

1.39         “Nexafed Products” means (i) Pseudoephedrine HCl 30 mg (currently marketed as Nexafed®) and (ii) Pseudoephedrine HCl 30 mg and Acetaminophen 325 mg (currently marketed as Nexafed® Sinus Pressure + Pain), and (iii) any products (other than Additional Nexafed Products) containing the same active ingredients as the Nexafed Products, and utilizing the Impede Technology, with 60 mg or less of PSE.

1.40         “Option Product” means (a) the Additional Nexafed Products and (b) a prescription or over-the-counter tablet product containing PSE as an active pharmaceutical ingredient, alone or in combination with other active pharmaceutical ingredients and utilizing the Impede Technology, other than Nexafed Products, provided that an Option Product shall cease to be an Option Product if its status as such is terminated under Section 2.3.2. All strengths of an Option Product shall be considered the same Option Product. An Infringing Competing Product is not an Option Product.

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1.41         “Option Product Exercise Fee” is defined in Section 2.3.

1.42         “Option Territory Exercise Fee” is defined in Section 2.2.

1.43         “Other Transaction Documents” means the Assumption Agreement, Bill of Sale and the Assignment of Contracts.

1.44         “Paragraph IV Certification” means a certification under and pursuant to 21 U.S.C. Section 355(j)(2)(A)(vii)(IV) of the FD&C Act or pursuant to 21 U.S.C. Section 355(b)(2) (A)(iv) of the FD&C Act.

1.45         “Patent Challenge” is defined in Section 10.3.

1.46         “Patent Rights” means patents and patent applications, and all divisionals, continuations, continuations in part, reissues, extensions, supplementary protection certificates and foreign counterparts thereof.

1.47         “Person” means an individual, a corporation, a general partnership, a limited partnership, a limited liability company, a limited liability partnership, an association, a trust or any other entity or organization.

1.48         “Pre-Closing Tax Period” is defined in Section 4.9.

1.49         “Post-Closing Tax Period” is defined in Section 4.9.

1.50         “Prior Confidentiality Agreement” is defined in Section 5.4.

1.51         “Product” means a Nexafed Product or an Option Product for which MainPointe has exercised an option pursuant to Section 2.3.

1.52         “PSE” means pseudoephedrine or a pharmaceutically acceptable salt thereof.

1.53         “Regulatory Approval” means the license or final FDA, or equivalent foreign governmental authority, marketing approval necessary as a prerequisite for marketing a Product in a country in the Territory.

1.54         “Regulatory Approval Application” means shall mean any filing(s) made with the Regulatory Authority in any country in the Territory for Regulatory Approval of the marketing, manufacture and sale (and pricing when applicable) of a Product in such country.

1.55         “Regulatory Authority” means the FDA in the U.S., and any health regulatory authority(ies) in any other country in the Territory that is a counterpart to the FDA and has responsibility for granting regulatory approval for the marketing, manufacture, and sale of a Product in such country, including, but not limited to, pricing and reimbursement approvals, and any successor(s) thereto, as well as any state or local health regulatory authorities having jurisdiction over any activities contemplated by the Parties.

1.56         “Royalty Payment” is defined in Section 4.2.1.

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1.57         “Royalty Report” is defined in Section 4.3.

1.58         “Royalty Term” shall be on a Product-by-Product and country-by-country basis and, with respect to each country, will begin on the Effective Date and will expire on the later of the date that (i) the Impede® Patent Rights in such country are not Valid; or (ii) is the scheduled expiration of the Royalty Term for the United States for a country in which there are not any Impede® Patent Rights, provided that all Royalty Terms shall terminate upon termination of this Agreement pursuant to Section 10.2.

1.59         “Straddle Period” is defined in Section 4.9.5.

1.60         “Tax” or “Taxes” is defined in Section 4.9.6.

1.61         “Term” has the meaning set forth in Section 10.1.

1.62         “Territory” means the United States and Canada, and with respect to each Product, on a Product by Product basis, such additional regions/countries as may be added pursuant to Section 2.2.

1.63         “Third Party” means any entity other than Acura and its Affiliates and MainPointe and its Affiliates.

1.64         “Transfer Taxes” is defined in Section 3.3(g).

1.65         “Transferred Contracts” is defined in Section 3.2.1.

1.66         “Transferred Advertising Materials” is defined in Section 3.2(d).

1.67         “Transferred Inventory” is defined in Section 3.2.1.

1.68         “Transition Contracts” is defined in Section 4.13.

1.69         “Transition Products” is defined in Section 4.13.

1.70         “Upfront License Payment” is defined in Section 4.1.1.

1.71         “Valid” means, with respect to a Impede® Patent Rights in a particular country, such Impede® Patent Rights have not (A) expired or been cancelled, (B) been declared invalid or unenforceable by a decision of a court or other appropriate body of competent jurisdiction, from which no appeal is or can be taken, (C) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (D) been abandoned or disclaimed either affirmatively or by operation of law.

ARTICLE II – LICENSE AND COMMERCIALIZATION

2.1         License.

2.1.1           Acura hereby grants MainPointe an exclusive (even as to Acura), sub-licensable (subject to Section 2.10), royalty-bearing right and license under the Impede® Technology and to the Nexafed® trademark to develop, manufacture, have manufactured, distribute, have distributed, sell, have sold, market, have marketed, commercialize and have commercialized the Product(s) in the Field in the Territory.

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2.1.2           Acura hereby licenses to MainPointe, on a non-exclusive basis the use of the mark Impede® in the Field and Territory solely for the commercialization of a Product, provided that such mark shall be exclusive in the Territory for all Products containing PSE as an active ingredient in dosage strengths of 60 mg or less, and utilizing the Impede Technology.

2.1.3           The licenses granted herein shall expire upon termination of this Agreement but shall survive expiration of this Agreement.

2.2         Option to Expand Definition of Territory.

At any time during the Royalty Term for the United States, MainPointe, by written notice to Acura may expand the definition of Territory to include a region/country in the table below (one fee for all Nexafed Products) if such notice is accompanied by payment in immediately available funds of the sum of the (i) option/exercise fee opposite such region/country in the table below (“Option Territory Exercise Fee”) plus (ii) a $250,000 for each Product that was formerly an Option Product. The $250,000 payment is a one-time payment for each Product that was formerly an Option Product regardless of the region or country added to the Territory.

Region/Country	Option Territory Exercise Fee
European Union and United Kingdom	$1,000,000
Japan	$500,000
South Korea	$250,000

All such fees are non-refundable and non-creditable.

2.3         Option to Expand Definition of Product.

2.3.1           At any time during the Royalty Term for the United States, if MainPointe desires to add an Option Product to this Agreement during the Royalty Term for the United States, MainPointe shall send written notice to Acura, provided MainPointe shall not have the right to add a product whose status as an Option Product was previously terminated under Section 2.3.2. Acura shall have thirty (30) days from receipt of such notice to reject the addition of such Option Product in accordance with the immediately preceding sentence if and only if rights to such Option Product have been granted by Acura to Bayer under the Bayer Agreement, as in effect on the date hereof or if adding the Option Product to this Agreement would be in violation of the Bayer Agreement, as in effect on the date hereof (as reasonably determined by Acura). Any rejection shall be accompanied by an explanation and indicate when, if ever, it may be possible to add the proposed Option Product. If not rejected by Acura within such thirty (30) day period, in accordance with the immediately preceding sentence, such Option Product shall be added to this Agreement as a Product provided MainPointe remits to Acura $500,000; provided, however, that if prior to Acura’s acceptance of such Option Product MainPointe had exercised its option right to expand the Territory and had not remitted to Acura the $250,000 payment provided in Section 2.2(ii), MainPointe’s payment to Acura shall be increased from $500,000 to $750,000. Such payment shall be in immediately available funds within five (5) days of or the conclusion of such thirty (30) day period (or, if earlier, the date of acceptance by Acura), provided further that if MainPointe does not remit payment within such time period, MainPointe must repeat the procedure of this Section 2.3.1 to add such Option Product as a Product under this Agreement. All such fees are non-refundable and non-creditable.

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2.3.2           During the Royalty Term for the United States, if Acura receives a Third Party expression of interest to develop, license, collaborate or acquire an Option Product, and in each case Acura determines to license to, develop with or for, or collaborate with a Third Party with respect to or sell such Option Product, then it will send MainPointe written notice of same, before offering such Option Product to any Third Party. Acura’s notice shall contain such information as MainPointe shall reasonably require to evaluate such product (which shall be subject to the protections of Article V (confidentiality) hereof). If MainPointe wishes to add the Option Product as a Product hereunder, MainPointe shall send Acura a written notice exercising its option to add such Option Product as a Product hereunder, accompanied by the Option Product Exercise Fee within forty five (45) days of receipt of Acura’s notice and supporting information. If MainPointe does not exercise its option within such forty-five (45) day period then Acura and its Affiliates shall be free to negotiate with any Third Party and enter into an agreement relating to such Option Product and MainPointe shall have no rights thereto and such Option Product shall cease being an Option Product under this Agreement. For the avoidance of doubt, Acura shall not be required to provide any notice to MainPointe under this Section 2.3.2, except as required under Section 11.5, in connection with its undergoing or completing a change of control transaction, or a sale of all or substantially all of its line of business which includes an Option Product. This Section 2.3.2 shall not survive termination or expiration of this Agreement.

2.4         No Other Rights and Retained Rights.

This Agreement confers no right, license or interest by implication, estoppel, or otherwise under any Patent Rights, Confidential Information, Know-How or other Intellectual Property Rights (including but not limited to trade secrets, formulations, manufacturing processes, data) that was owned by a Party prior to signing the Agreement except as expressly set forth in this Article II. Each Party hereby expressly retains and reserves all rights and interests with respect to patents, Confidential Information, technology or other Intellectual Property Rights not expressly granted to the other Party hereunder.

2.5         MainPointe to use CRE. MainPointe shall use Commercially Reasonable Efforts to market and sell the Currently Marketed Nexafed Products in the Territory and to develop, obtain any necessary Regulatory Approval for, and commercialize other Products in the Territory. MainPointe shall comply with all Applicable Laws in the development, commercialization (including, without limitation, packaging, sale, distribution, advertising, disposition and marketing of the Product and product packaging) and MainPointe shall use all legends, notices, and markings as required by Applicable Law.

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2.6         MainPointe Responsibility for All Costs and Expenses. During the Term, MainPointe shall have the sole obligation and responsibility, and at its sole cost and expense, for all aspects of development, regulatory activities, manufacturing and commercializing, including without limitation, testing packaging and labelling Product, and any costs associated with storage, release and Third Party logistics. As part of such responsibilities, MainPointe shall have the sole responsibility to obtain or to coordinate with and provide to its contract manufacturer such information and materials as shall be reasonably necessary to obtain sufficient quota for active pharmaceutical ingredients from the Drug Enforcement Administration, and similar foreign agencies.

2.7         Regulatory Approvals and Fees. MainPointe shall be the sole owner of the Product Regulatory Approvals, registration materials, clinical documentation, and any and all country specific dossiers for Products in the Territory other than Currently Marketed Nexafed Products for the United States. Acura shall be sole owner of the Currently Marketed Nexafed Product Regulatory Approvals, registration materials, clinical documentation, and any and all country specific dossiers for Currently Marketed Nexafed Products. MainPointe shall be responsible for maintaining Product Regulatory Approvals and pay any and all fees and expenses in connection therewith including, without limitation, any filing fees, establishment fees, annual product fees, active pharmaceutical supplier fees, and any fees associated with the amendment of a Regulatory Approval, any costs and expenses associated with regulatory changes requested by a Regulatory Authority relating to a Product, or the Product Regulatory Approvals.

2.8         Right of Reference.

2.8.1           Acura grants MainPointe a right of reference to preclinical and clinical data and reports, and any adverse event reports regarding the Products and all other necessary data, reports and information, in each case Controlled by Acura for the purpose of obtaining, and/or maintaining Regulatory Approval of, or commercializing or manufacturing a Product, without any additional compensation.

2.8.2           MainPointe grants Acura a perpetual right of reference to preclinical and clinical data and reports, any adverse event reports regarding the Products and such other data, reports and information, in each case Controlled by MainPointe for the purpose of obtaining and/or maintaining Regulatory Approval of products utilizing the Impede Technology, without any additional compensation.

2.9         Non-Compete. MainPointe will not develop, file a Regulatory Approval Application or seek Regulatory Approval of or launch, market or sell or assist a Third Party in the development of, launch, market or sale of an Infringing Competing Product or a Competing Product in a country in the Territory during the Royalty Term for such country.

2.10       Sublicenses. MainPointe may grant sublicenses through multiple tiers, under any or all of the rights granted in Section 2.1, to its Affiliates and to Third Parties. Each agreement in which MainPointe grants a sublicense under Section 2.1 shall be consistent with the relevant terms and conditions of this Agreement. MainPointe shall provide notice to Acura of the proposed sublicense prior to execution thereof which notice shall state the subject of the sublicense (including the portion of the Territory and products being sublicensed) and MainPointe shall provide Acura a copy of such sublicense, with suitable redaction of confidential information contained therein, within thirty (30) days after execution thereof. MainPointe shall be and remain fully responsible for the compliance by sublicensees with the terms and conditions of this Agreement, including without limitation and non-compete provisions of Section 2.9.

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2.11       Technology Transfer. Promptly after the Effective Date, Acura shall provide MainPointe with a technology transfer which shall consist of the manufacturing Know-How encompassed in the Impede Technology relating to the Currently Marketed Nexafed Products.

2.12       Records. MainPointe shall have the right to copies of all customers’ and suppliers’ lists, other distribution lists of Acura and APT that relate exclusively to the Currently Marketed Nexafed Products, in each case in existence on the Effective Date and within the possession and control of Acura.

2.13       Complaints; Recalls. Each of MainPointe and Acura shall inform the other Party as promptly as practicable of any Product complaints, including Product returns for which the other Party bears financial or regulatory responsibility. All communications relating to the performance or condition of a Product, and all communications relating to adverse experiences in association with, but not necessarily due to, a Product which are received by Acura or MainPointe shall be forwarded to the other Party. In the event of any recall of or field notification after the Effective Date with respect to any Product, each of MainPointe and Acura shall make available to the other Party during normal business hours and upon reasonable advance notice such records and other information as reasonably requested by such other Party in connection with any recall of the Products after the Effective Date. MainPointe shall be solely responsible at its cost and expense for any recalls or withdrawals of Product sold by it or Transferred Inventory and Acura shall be solely responsible at its cost and expense for any recalls or withdrawals of Product sold by it. MainPointe shall be responsible for all required regulatory activities in the Territory.

2.14       Trademarks; Logos.

2.14.1         MainPointe shall assume full responsibility, at its sole cost and expense, for prosecuting or litigating any infringement of the Nexafed trademark and shall be entitled to retain all recoveries in connection therewith except it shall remit to Acura 7.5% of such recoveries after deduction from such recoveries of fees and expenses in enforcing such trademark rights.

2.14.2         MainPointe hereby acknowledges the exclusive ownership of Acura of the Nexafed trademark furnished by Acura for use in connection with the Nexafed Products and Impede trademarks furnished by Acura (or its Affiliates) for use in connection with the Products. MainPointe shall not, during the Term or thereafter, register, use, or attempt to obtain any right in and to the Nexafed trademark or Impede trademark or in and to any name, logo or trademark confusingly similar thereto, including (i) any mark that begins with the prefix AC or AK and ends with the suffix FED or PHED, (ii) SUDAFED; and (iii) any mark that begins with the prefix SU or CU and ends with the suffix FED or PHED.

2.14.3         Acura shall have the right to exercise quality control over MainPointe's use of the Impede and Nexafed trademarks, as applicable, to a degree reasonably necessary to maintain the validity of those trademarks, as applicable, and to protect the goodwill associated therewith.

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2.14.4         MainPointe shall, in its packaging, sale, marketing, advertising, disposition and distribution of any Product and product packaging adhere to a level of quality regarding the maintenance of the validity of the Impede and Nexafed trademarks, as applicable, and the protection of the goodwill associated therewith consistent with the reasonable standards of quality otherwise set by Acura.

ARTICLE III – ASSET CONVEYANCE

3.1         Upon the terms and subject to the conditions set forth in this Agreement, on the Effective Date, Acura shall, and shall cause APT to, sell, assign, transfer, convey and deliver to MainPointe, and MainPointe shall purchase from Acura and APT all the right, title and interest of Acura and APT in, to and under the Acquired Assets and MainPointe shall assume the Assumed Liabilities (each as defined below). On the Effective Date each Party shall execute the Other Transaction Documents which calls for its signature. The purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities are referred to in this Agreement collectively as the “Acquisition”.

3.2         Transfer of Assets.

3.2.1           The term “Acquired Assets” means all of Acura’s and APT’s right, title and interest in, to and under those certain assets identified below:

(a)	all finished goods, raw materials (including all bulk active pharmaceutical ingredients for each of the Nexafed Products), work-in-progress, components, packaging and labeling material, supplies and other inventories (including items in transit, on consignment, or covered by open purchase orders or in the possession of any Third Party) of the Nexafed Products of Acura and APT on the Effective Date that relate exclusively to the Nexafed Products, in each case listed on Schedule 3.2.1(a) (collectively, the “Transferred Inventory”).

(b)	the equipment identified on Schedule 3.2.1(b);

(c)	the written contracts, indentures, licenses, agreements, commitments and all other legally binding arrangements, (“Contracts”) identified on Schedule 3.2.1(c) and (B) the binding purchase orders to which Acura or APT is a party that relate exclusively to the Nexafed Products identified on Schedule 3.2.1(c), (collectively, the “Transferred Contracts”); provided, however, that Transferred Contracts shall not include any contract except those expressly set forth on schedule 3.2.1(c); and

(d)	all domain names, brochures, promotional and printed materials, tradeshow materials (including displays), videos, advertising materials, marketing materials, package inserts and packaging materials (in all cases, in any form or medium) (“Advertising Materials”), if any, owned by Acura or APT and related exclusively to the commercialization of the Nexafed Products (“Transferred Advertising Materials”), provided Acura’s name shall be deleted therefrom, as provide in Section 9.5.

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3.3         Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, MainPointe shall assume, effective as of 12:00:01 a.m. on the Effective Date, and from and after the Effective Date, MainPointe shall pay, perform and discharge when due, the following liabilities, obligations and commitments (“Liabilities”) of Acura and APT, other than such Liabilities that constitute an Excluded Liability (the “Assumed Liabilities”):

(a)	all Liabilities of Acura and APT under or otherwise arising out of or relating to the Transferred Contracts (including all Liabilities arising out of or relating to any termination by or at the request of MainPointe or announcement or notification by or at the request of MainPointe of an intent to terminate any such contract), to the extent the event, circumstance, condition, action or inaction giving rise thereto occurs (i) on or after the Effective Date or (ii) relates to the Transferred Inventory or any Product sold by or manufactured for MainPointe;

(b)	all accounts payable, accrued expenses and other current liabilities relating to the Acquired Assets or the Products to the extent arising on or after the Effective Date;

(c)	all Liabilities arising out of or relating to any lawsuits, claims, actions or proceedings relating to the manufacture, production, marketing, commercialization, distribution or sale of the Products or the ownership, sale, lease or use of any of the Acquired Assets to the extent the same relates to the Transferred Inventory or any Product sold by or manufactured for MainPointe on or after the Effective Date or MainPointe's actions or inactions after the Effective Date; provided, however, that in the case any such Liability relates to Transferred Inventory, subject to Section 2.13, only to the extent such Liability does not arise out of or is otherwise attributable to Acura’s or APTs, or their respective agent’s manufacture or direct or indirect handling, storage, alteration, treatment or other use or possession of such Transferred Inventory prior to the Effective Date;

(d)	all Liabilities for warranty claims and product liability or similar claims, including all suits, actions or proceedings relating to any such Liabilities, relating to the Transferred Inventory or any Products sold or marketed on or after the Effective Date or MainPointe's actions or inactions after the Effective Date; provided, however, that in the case any such Liability relates to Transferred Inventory, subject to Section 2.13, only to the extent such Liability does not arise out of or is otherwise attributable to Acura’s or APTs, or their respective agent’s manufacture or direct or indirect handling, storage, alteration, treatment or other use or possession of such Transferred Inventory prior to the Effective Date;

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(e)	except as otherwise contemplated by Section 4.10, all Liabilities arising out of or relating to the return of, or refund, adjustment, allowance or exchange in respect of, the Products, whether arising before, or on or after the Effective Date;

(f)	all Liabilities for Taxes arising out of or relating to or in respect of the Products or any Acquired Asset for any Post-Closing Tax Period, other than any Excluded Tax Liabilities;

(g)	all Liabilities for transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, any of the Other Transaction Documents, the Acquisition and the other transactions contemplated hereby and thereby (“Transfer Taxes”); and

(h)	except as otherwise contemplated by Section 4.10, all Liabilities arising from the sale from and after the Effective Date of the Nexafed Products in each case as a result of such Products bearing Acura’s National Drug Code (“NDC”) number.

Each of MainPointe's and Acura’s obligations under this Section 3.3 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder.

3.4         Excluded Liabilities. Notwithstanding any other provision of this Agreement, MainPointe shall not assume any Excluded Liability, each of which shall be retained and paid, performed and discharged when due by Acura and APT. The term “Excluded Liability” shall mean all Liabilities other than Assumed Liabilities and shall include:

(a)	any Tax payable with respect to any business, asset, property or operation of Acura or its Affiliates (including any Taxes relating to or arising out of the Acquired Assets) for any Pre-Closing Tax Period, other than any Tax for which MainPointe is responsible pursuant to Section 4.9 (“Excluded Tax Liability”);

(b)	all accounts payable, accrued expenses and other current liabilities relating to the Acquired Assets or the Nexafed Products to the extent arising before the Effective Date, except to the extent assumed under the Transferred Contracts; and

(c)	all Liabilities arising out of or relating to any lawsuits, claims, actions or proceedings relating to the manufacture, production, marketing, commercialization, distribution or sale of the Products or the ownership, sale, lease or use of any of the Acquired Assets to the extent the event, circumstance, condition, action or inaction giving rise thereto occurs prior to the Effective Date, provided that lawsuits, claims, actions or proceedings related to infringement of Third Party intellectual property with respect to Product manufactured by or for MainPointe or marketed, commercialized, distributed, sold or leased by MainPointe shall not be an Excluded Liability and shall be an Assumed Liability;

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Each of MainPointe's and Acura’s obligations under this Section 3.4 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement or any Other Transaction Document or any right or alleged right to indemnification hereunder.

ARTICLE IV – PAYMENTS AND ROYALTIES

4.1         Payments. MainPointe shall make the following non-refundable, non-creditable payments and provide the following notices, to Acura:

4.1.1           On the Effective Date, MainPointe shall pay Acura the sum of (A) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Upfront License Payment”) and (B) $425,020, representing the sum of (i) the cost of the Transferred Inventory, plus (ii) Acura’s advance payment to Mikart, Inc. relating to Purchase Order 1050 being assumed by MainPointe as a Transferred Contract, plus (iii) the book value of equipment being transferred (the “Acquisition Payment”).

4.1.2           MainPointe shall make the Option Territory Exercise Fee payments as specified in Section 2.2.

4.1.3           MainPointe shall make the Option Product Exercise Fee payments as specified in Section 2.3.

4.2         Royalties. The following payments shall be payable by MainPointe to Acura for sales made during each calendar quarter and payment will be remitted within forty-five (45) days after the end of the quarter to which it relates.

4.2.1           Royalty Payment. For each Product and for each country in the Territory during the Royalty Term for such country, MainPointe shall pay to Acura a royalty of Seven and One-Half Percent (7.5%) on all Net Sales of Products in such country. Such royalty shall be payable for sales made during each calendar quarter and payment will be remitted within forty-five (45) days after the end of the quarter to which it relates. The royalty payment under this section 4.2.1 is referred to as the “Royalty Payment.”

4.3         Royalty Reports. MainPointe shall prepare in respect of each calendar quarter a report (“Royalty Report”) that shows for that calendar quarter the Net Sales of Product by country and detailing the calculation of Gross Sales and deductions from Gross Sales in arriving at Net Sales. MainPointe shall submit such statement to Acura within forty-five (45) days of the end of the calendar quarter to which it relates, together with its remittance for Royalty Payments in respect of that quarter. The Royalty Report shall be in the form of Exhibit E.

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4.4         Records. During the Term and for two (2) years thereafter, each Party shall keep all usual and proper records and books of account and all usual and proper entries relating to the Products. MainPointe shall maintain (electronically or otherwise) such records and books of account containing all necessary data for the calculation of Royalty Payments due under this Agreement.

4.5         Audits. MainPointe and its Affiliates and Sublicensees shall maintain complete and accurate records in reasonably sufficient detail to permit Acura to confirm the accuracy of the calculation of royalty payments. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three (3) years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by Acura and reasonably acceptable to MainPointe, for the sole purpose of verifying the accuracy of the financial reports furnished by MainPointe pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with MainPointe and shall not disclose MainPointe's Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by MainPointe or the amount of payments due from MainPointe to Acura under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within forty-five (45) days from the accountant's report. Acura shall bear the full cost of such audit unless such audit discloses an underpayment to Acura of more than $10,000, in which case MainPointe shall bear the full cost of such audit. Amounts shall be deemed due on the original due date (e.g., when Royalty Payment was originally due) and interest shall be applied as set forth in Section 4.8.

4.6         Pricing. MainPointe shall have sole discretion to determine the price, terms and conditions of sales of Product(s) to MainPointe's customers. MainPointe shall not price the Product in any country for any transaction as part of a bundle that provides greater discounts for the Product as compared to any other product in the bundle or otherwise disadvantage the selling price of the Product in favor of its products. MainPointe will not allow any Product to serve as a loss leader to induce the sale of other products.

4.7         Currency. All payments required under this Agreement shall be made in U.S. dollars, regardless of the country(ies) in which sales are made or expenses are incurred, via wire transfer of immediately available funds to an account designated in writing by Acura. Whenever, for the purpose of calculating any sums due under this Agreement, conversion from any foreign currency shall be required, such conversion shall be made as follows: the amounts shall be converted into United States dollars using the average rate of exchange for such currencies for the relevant period, such exchange rate shall be the exchange rate taken from The Wall Street Journal as published on the last day of the relevant period for which payments are due, or such other publication as may be agreed between the Parties from time to time.

4.8         Late Payments. All amounts payable under this Agreement and not paid within thirty (30) days of when due in accordance with the provisions hereof shall bear interest from the due date until paid at the rate equal to the lower of (i) three percent (3%) over the prime rate of interest reported in the East Coast Addition of The Wall Street Journal for the date such amount was due, per annum and (ii) the maximum rate allowed by law. Unless otherwise stated all dollar amounts in this Agreement are in United States dollars.

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4.9         Taxes.

4.9.1           In the event that a Party is mandated under the laws of a country to withhold any tax to the tax or revenue authorities in such country in connection with any payment to the other Party, such amount shall be deducted from the payment to be made by such withholding Party, provided, however, that the withholding Party shall take reasonable and lawful actions, at the other Party’s sole cost, to avoid and minimize such withholding and promptly notify the other Party so that the other Party may take lawful actions to avoid and minimize such withholding. The withholding Party shall promptly furnish the other Party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the United States Internal Revenue Service related to any application by such other Party for foreign tax credit for such payment. Each Party agrees to cooperate with the other Party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

4.9.2           All Transfer Taxes and any filing or recording fees applicable to the Acquisition shall be paid by MainPointe. Each Party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes or fees and to cooperate with the other Party in providing any information and documentation that may be necessary to obtain such exemptions.

4.9.3           The Acquisition Payment shall be allocated among the Acquired Assets in accordance with Exhibit F. Such allocation is intended to comply with the requirements of Section 1060 of the Code. Each of Acura and MainPointe agrees that it shall (i) report the sale and purchase of the Acquired Assets for United States Tax purposes in accordance with such allocations and (ii) not take any position inconsistent with such allocations on any of their respective United States Tax returns.

4.9.4           Acura shall be entitled to any refunds or credits of Taxes relating to any Excluded Tax Liability. MainPointe shall be entitled to any refunds or credits of Taxes relating to the Acquired Assets, other than any such refunds or credits of Taxes relating to any Excluded Tax Liability.

4.9.5           Any value-added, goods and services, stamp duties, ad valorem and similar Taxes shall be allocated between portions of a tax period that includes (but does not end on) the Effective Date (a “Straddle Period”) in the following manner: (i) in the case of a Tax imposed in respect of property and that applies ratably to a Straddle Period, the amount of Tax allocable to a portion of the Straddle Period shall be the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the total number of days in such portion of such Straddle Period and the denominator of which is the total number of days in such Straddle Period, and (ii) in the case of sales, value added and similar transaction-based Taxes (other than Transfer Taxes), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

4.9.6           For purposes of this Agreement, (i) “Tax” or “Taxes” shall mean all United States federal, state, local and foreign taxes and similar assessments (other than Transfer Taxes), including all interest, penalties and additions imposed with respect to such amounts; (ii) “Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Effective Date and the portion ending on the Effective Date of any taxable period that includes (but does not end on) the Effective Date; (iii) “Post-Closing Tax Period” shall mean all taxable periods beginning and ending after the Effective Date and the portion beginning on the day after the Effective Date of any Straddle Period; and (iv) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

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4.10       Nexafed Product Returns. Subject to this Section 4.10, MainPointe shall be solely responsible for processing and handling all Product returns occurring on or after the Effective Date. MainPointe will be responsible for the credit liability associated with all returns of Product sold on or after the Effective Date in the United States, and Acura will be responsible for the credit liability for all returns of Product sold before the Effective Date. Lot numbers of Product sold by Acura before the Effective Date are listed on Schedule 4.10. Notwithstanding the foregoing, in the event Transferred Inventory includes Products from lots that was sold by Acura prior to the Effective Date (each referred to herein as a “Partial Lot”), MainPointe and Acura will each be responsible for fifty percent (50%) of the credit liability associated with returns of Product included in such Partial Lot (regardless of who sold such Product). The issuance and determination of all credits and payments for any returns for which Acura may have a credit liability hereunder (including with respect to Partial Lots) shall be made in accordance with Acura’s returns policy applicable to the Products as set forth in Schedule 4.10A, and the issuance and determination of all credits and payments for any returns for which MainPointe may have a credit liability hereunder shall be made in accordance with MainPointe's returns policy applicable to the Products as provided to Acura in writing as of the date hereof. If Acura receives returns it shall deliver to MainPointe for processing as set forth above. MainPointe will destroy returned Product in accordance with Applicable Laws. A Party may invoice the other Party for the actual expenses incurred as a result of destroying Product for which the other Party is responsible, including without limitation, fees paid to Third Parties for receiving and processing such returned Product in accordance with Applicable Laws. MainPointe will pay such invoice within thirty (30) days after the date of the invoice for which it is responsible and with respect to a payment for which Acura is responsible, MainPointe shall, as its sole method of recovery on such invoice, deduct such amount from current and future Royalty Payments due Acura for such invoiced amounts for which Acura is responsible. MainPointe will issue a credit to the applicable Third Party in accordance with the returns policy of the Party responsible for the credit liability and, if the credit is issued by MainPointe for product for which Acura is responsible for the credit liability with respect to such returned Product, MainPointe shall invoice Acura for the amount of such credit and as its sole method of payment on such invoice, deduct from current and future Royalty Payments due Acura for such invoiced amounts for which Acura is responsible. The parties shall reconcile and true up their accounting under this provision at the end of each calendar quarter after the Effective Date until both Parties agree that such need no longer exists. Each of MainPointe and Acura shall have the right during normal business hours and on reasonable advance notice to review the other Party’s books and records and consult with the other Party’s responsible employees in respect of performance of this Section 4.10. MainPointe agrees that it will not induce customers to accelerate, and it will not otherwise engage in any activity (including through the granting of financial incentives or otherwise) the effect of which would be the acceleration of, the return of Products sold by Acura or any of its Affiliates to customers prior to the Effective Date.

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4.11       Change of NDC. MainPointe shall take any and all action necessary, as expeditiously as possible (but in no event later than four (4) months after the Effective Date), to change the NDC number for each Nexafed Product and to apply such new NDC number to each Nexafed Product sold by MainPointe, provided, that the foregoing shall not apply to the Transferred Inventory, as provided in Section 9.5. For the avoidance of doubt, such actions shall include MainPointe obtaining a new NDC number, if it does not already have one. MainPointe shall communicate to the Centers for Medicare and Medicaid Services (“CMS”), with a copy to Acura, the expiration dates for the last manufactured lots (“Last Lot Expiration Dates”) of each of the Nexafed Products manufactured by or on behalf of MainPointe that bears Acura’s NDC as soon as each such Last Lot Expiration Date is available. Acura shall maintain with the FDA Acura’s NDC Number for each Product as required for the manufacture and distribution of the Products until the latest expiry of lots of Products included in the Transferred Inventory.

4.12       Retroactive Impact. In the event that any pricing change made by MainPointe after the Effective Date has the effect of increasing any liability or payment obligation owed by Acura to any Third Party to an amount greater than the amount such liability or payment obligation would have been in the absence of such pricing change, MainPointe shall reimburse Acura for such increase in liability or payment obligation incurred by Acura.

4.13       Transition Services.

4.13.1         For the contracts listed on Schedule 4.13 (“Transition Contracts”), which are not being assigned to MainPointe, Acura will forward purchase orders to MainPointe and MainPointe will supply the Nexafed Products (“Transition Products”) at the prices called for in such agreements and otherwise abide by the terms of such agreements. Acura will forward to MainPointe payments received on account of such sales and MainPointe will be solely responsible for all returns (including any payments arising from such returns).

4.13.2         MainPointe will also be responsible for any payments to the counterparty (e.g., fees to wholesalers) arising from such sales. MainPointe will indemnify and hold Acura harmless (including attorneys’ fees) for any actions or inactions relating to such Products as if MainPointe was a party to such non-assigned agreements, including without limitation, cover damages and damages for late and non-delivery. Acura and MainPointe will coordinate the termination of such agreements such that MainPointe can enter into agreements directly with such customers without interrupting supply.

ARTICLE V – CONFIDENTIALITY AND LIMITATIONS ON USE

5.1         Confidentiality. Each Party agrees that, during the Term and for a period of ten (10) years thereafter it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished to it by the other Party pursuant to this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. “Confidential Information” means information that the disclosing Party considers confidential and discloses to the receiving Party for the purpose of this Agreement. Confidential Information must be marked or otherwise identified as confidential or proprietary or, under the circumstances surrounding the disclosure, ought in good faith to be treated as confidential or proprietary. Confidential Information may be conveyed in written, graphical, physical or oral form. Confidential Information may include, without limitation, information concerning the study, discovery, design, research, development, manufacture, formulation, extraction, compounding, mixing, processing, testing, control, preservation, storage, finishing, packing, packaging, use, administration, distribution, sale, reimbursement and/or marketing of pharmaceutical products or compounds and potential products or compounds, data from and methodology of pre-clinical and clinical studies, the contents of any submissions to the U.S. Food and Drug Administration (together with any successor agency), marketing plans or computer hardware and software systems and designs and plans for same. Confidential Information may include confidential or proprietary information of a third party that is in the possession of a disclosing Party. The foregoing confidentiality and non-use obligations shall not apply to any portion of the other Party’s Confidential Information that the receiving Party can demonstrate by competent written proof:

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(a)	was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)	was disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e)	was independently discovered or developed by the receiving Party or its Affiliate without access to or aid, application or use of the other Party’s Confidential Information, as evidenced by a contemporaneous writing.

5.2         Authorized Disclosure. Notwithstanding the obligations set forth in Section 5.1, a Party may disclose the other Party’s Confidential Information and the terms of this Agreement to the extent:

(a)	such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or Sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement; or

(b)	such disclosure is reasonably necessary to comply with Applicable Laws, including regulations promulgated by the U.S. Securities and Exchange Commission, applicable security exchanges, court order, administrative subpoena or order; provided that the Party subject to such Applicable Laws shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

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5.3         Publicity

(a)	The Parties agree that the material terms of this Agreement are the Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth in this Section 5.3 or Section 5.2. In addition, a Party may disclose such terms to the extent reasonably necessary to be disclosed to any bona fide potential or actual investor, lender, acquiror, or merger partner for the sole purpose of evaluating an actual or potential investment, acquisition or merger; provided that in connection with such disclosure, such Party shall inform each disclosee of the confidential nature of such Confidential Information and ensure that each such disclosee is contractually obligated to treat such Confidential Information as confidential on terms at least as restrictive as those contained in this Article 5.

(b)	The Parties shall make a joint public announcement of the execution of this Agreement in the form attached as Exhibit G, which shall be issued at a mutually agreed time after the Effective Date.

(c)	After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement or any activities hereunder, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review.

(d)	The Parties acknowledge that either or both Parties may be obligated to file under Applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission or other governmental authorities. Each Party may make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s reasonable comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

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5.4         Prior Confidentiality Agreement. Nothing herein shall relieve any Party of any breach of that certain Confidentiality Agreement, dated as of November 11, 2016 (the “Prior Confidentiality Agreement”), by and between the Parties with respect to the information disclosed between the Parties prior to the date hereof, provided any information disclosed under such agreement shall also be deemed disclosed under this Agreement and such agreement shall not apply to any information disclosed after the date hereof, which disclosure shall be governed by this Agreement.

ARTICLE VI – LIABILITY AND INDEMNIFICATION

6.1         Maximum Liability. Other than a Party’s indemnification obligations, breach of the confidentiality provisions and non-compete provisions of Section 2.9, each Party’s maximum liability to the other Party for any claim arising from this Agreement for any reason whatsoever (excluding monetary consideration for this Agreement, such as Upfront Payments, Option territory Exercise Fees, Option Product Exercise Fees, Royalty Payments, and out-of-pocket costs and expenses) will not exceed the following payments made by MainPointe to Acura during the twelve (12) month period preceding the date upon which the applicable claim arose: the Upfront License Payment, Royalty Payments, Option Product Exercise Fees and the Option Territory Exercise Fees.

6.2         Indemnification by Acura. Acura shall defend, indemnify, and hold MainPointe and its Affiliates and their respective officers, directors and employees (the “MainPointe Indemnitees”) harmless from and against any and all damages, losses, liabilities costs or expenses (including reasonable attorneys’ fees) (“Losses”) incurred or sustained by such MainPointe Indemnitees resulting from any claims, suits, proceedings or causes of action brought by a Third Party (collectively, “Claims”) against such MainPointe Indemnitee to the extent arising from or based on or arising from (a) Acura’s sales of Nexafed Products prior to the date hereof (other than as provided in Section 8.7(b)); (b) Acura’s breach of any of its obligations under this Agreement; (c) the gross negligence or intentional misconduct of Acura; or (d) Acura’s breach of any representation or warranty made or given in this Agreement, in each case except for any Claim which arises from or is based on any activity set forth in Section 6.3 for which MainPointe is obligated to indemnify the Acura Indemnitees under Section 6.3.

6.3         Indemnification by MainPointe. MainPointe shall defend, indemnify, and hold Acura and its Affiliates and their respective officers, directors and employees (the “Acura Indemnitees”) harmless from and against any and all Losses incurred or sustained by such Acura Indemnitees resulting from any Claims against such Acura Indemnitee brought by a Third Party to the extent arising from or based on or arising from (a) MainPointe's breach of any of its obligations under this Agreement; (b) any claims arising out of the manufacturing or commercialization of Products (including, without limitation, Transition Products) on or after the Effective Date; (c) the gross negligence or intentional misconduct of MainPointe; (d) MainPointe's breach of any representation or warranty made or given by MainPointe in this Agreement; (e) as provided in Article 8; or (f) any actual or alleged infringement of any Third Party copyright, trademark or trade dress rights arising from materials, labeling, marketing or advertising of the Products, in each case except to the extent any Claim arises from or is based on any activity set forth in Section 6.2 for which Acura is obligated to indemnify the MainPointe Indemnitees under Section 6.2.

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6.4         Indemnification Procedures.

(a)	The Party claiming indemnity under this Article VI (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 30 days of receipt of written notice of the Claim, to assume the defense of any Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party’s right to assume the defense of any Claim shall be subject to the Indemnifying Party acknowledging in writing to the Indemnified Party that the Indemnifying Party is liable under this Article 6 to provide indemnification. In the event that the Indemnifying Party assumes the defense of any Claim, subject to Section 6.4(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Claim in the name and on behalf of the Indemnified Party; provided, that the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any such Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Claim or fails to notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.4(b), pay, compromise, defend such Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Claim. Acura and MainPointe shall cooperate with each other in all reasonable respects in connection with the defense of any Claim for which indemnification is sought under this Article 6, including making available (subject to the provisions of Article 5) records relating to such Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Claim.

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(b)	The Indemnifying Party shall not enter into settlement of any Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this 6.4(b). If a firm offer is made to settle a Claim without leading to liability or the creation of a financial or other non-financial obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Claim (a “Qualified Settlement Offer”) and the Indemnifying Party desires to accept and agree to such Qualified Settlement Offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such Qualified Settlement Offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Claim and in such event, the maximum liability of the Indemnifying Party as to such Claim shall not exceed the amount of such settlement Qualified Settlement Offer. If the Indemnified Party fails to consent to such Qualified Settlement Offer and also fails to assume defense of such Claim, the Indemnifying Party may settle the Claim upon the terms set forth in such Qualified Settlement Offer to settle such Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)	The procedures set forth in Section 8 shall supersede the provisions of this Section 6.4, with respect to matters addressed therein.

6.5         Consequential Damages. Except for breaches of the confidentiality provisions, and breach of the non-compete provision of Section 2.9, under no circumstances whatsoever will either Party be liable to the other in contract, tort, negligence, breach of statutory duty, or otherwise for (i) any (direct or indirect) loss of profits, of production, of anticipated savings, of business, or goodwill or (ii) for any other liability, damage, costs, or expense of any kind incurred by the other Party of an indirect or consequential nature, regardless of any notice of the possibility of these damages.

ARTICLE VII – NOTICES

7.1         Notices. Any notice or request to be given or furnished under this Agreement by any Party to the other shall be in writing and shall be delivered personally or registered or certified mail, postage prepaid, or by overnight delivery service to the following:

TO ACURA:	Acura Pharmaceuticals, Inc.
616 N. North Court
Palatine, IL 60067
Attn: Robert B. Jones
Telephone No. 847-705-7709

Copy To:	LeClairRyan
1037 Raymond Blvd.
Newark, NJ 07102
Attn: John P. Reilly, Esq.
Telephone No. 973-491-3354

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TO MainPointe:	MainPointe Pharmaceuticals, LLC
33 East Main St., Suite 220
Louisville, KY 40202
Attn: John L. Schutte
Telephone No. 502-548-6276

Copy To:	Frost Brown Todd Attorneys, LLC
400 West Market St., 3200
Louisville, KY 40202
Attn: William G. Strench
Telephone No. 502-589-5400

7.2         Receipt of Notice. All notices and other communications given to any Party in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier services or sent by telecopy, or on the date five (5) business days after dispatch by certified or registered mail (postage prepaid) if mailed, in each case delivered, sent or mailed (properly addressed) to such Party as provided in this Article VII, or in accordance with the latest unrevoked direction from such Party given in accordance with this Article VII.

7.3         Customer Notification. Promptly after the Effective Date, MainPointe and Acura shall jointly prepare a written notice to Acura’s customers for the Nexafed Products advising such customers (a) of the purchase by MainPointe of the Nexafed Products and the Acquired Assets, (b) that all purchase orders for Nexafed Products received by Acura prior to the Effective Date but not filled as of such date have been transferred to MainPointe and (c) that all subsequent purchase orders for Products should be sent to MainPointe or its designee, at the following address: 333 East Main Street, Suite 220, Louisville, Kentucky 40202. Acura shall provide such notice to customers for the Nexafed Products promptly following its completion by the Parties.

ARTICLE VIII – PATENT PROSECUTION, INFRINGEMENT

8.1         Ownership of Intellectual Property Rights. Acura shall own all Intellectual Property Rights (including all Know-How and Patent Rights) in the Impede® Technology, provided that if MainPointe makes any improvements to the Impede Technology, then MainPointe shall own such improvements provided that it shall inform Acura of such improvements, and hereby grants Acura a royalty-free, perpetual, sublicensable, non-exclusive license to such improvements to develop, manufacture and commercialize products other than the Products. MainPointe owns all trademarks and goodwill associated with the marketing and commercialization of the Nexafed Products in the Territory, with the exception of any mark incorporating Acura’s corporate name, Impede® and Nexafed®, or any marks incorporating Impede® and Nexafed®, which shall be owned by Acura.

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8.2         Patent Prosecution and Maintenance. Acura is responsible for the prosecution and maintenance of the Impede® Patent Rights in its sole discretion and at its own cost and expense, provided that any fees and expenses for maintenance or prosecution and maintenance outside the United States shall be at MainPointe's expense. Acura shall provide MainPointe a reasonable opportunity to review and comment on such prosecution and maintenance efforts regarding Impede® Patent Rights in the Territory that may claim the Products, or the making or the use thereof. Acura shall provide MainPointe with a copy of material communications from any patent authority in the Territory regarding such Impede® Patent Rights within a reasonable time after receipt of such communications and shall provide drafts of any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses for MainPointe's review and comment. Acura shall reasonably consider such comments by MainPointe in connection with the prosecution and maintenance of the Impede® Patent Rights. If Acura decides to cease the prosecution or maintenance of any Impede® Patent Rights that claim the Product(s), after it has commenced prosecution of such Impede Patent Rights in the Territory, and Bayer has not exercised such rights under the Bayer Agreement, Acura shall notify MainPointe in writing so that MainPointe may, at its discretion, assume the responsibility for the prosecution or maintenance of such Impede® Patent Rights in the Territory, provided Acura shall own all such resulting patents.

8.3         Infringement of Impede® Patent Rights. Each of MainPointe and Acura will notify the other Party within five (5) days upon learning of any possible infringement by a Third Party of the Impede® Patent Rights, which infringement may reasonably be expected to affect the commercialization of a Product. MainPointe has the exclusive right (after consultation with Acura), but not the obligation, at MainPointe's own cost, to take all steps, including legal action, it deems necessary or advisable to eliminate or minimize the effect on the development, manufacture and commercialization of the Products of such possible infringement. Acura agrees to cooperate, upon reasonable request of MainPointe and at MainPointe's cost, in such steps or legal proceeding. All proceeds realized upon any judgement or settlement in MainPointe's favor regarding such steps or legal action, net of direct out-of-pocket expenses of the Parties relating thereto, shall be for the benefit of MainPointe provided MainPointe shall pay Acura the same royalty on the excess as it is required to pay on Net Sales. Notwithstanding the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue, relating to the Impede® Patent Rights, or dedication to the public, admission of invalidity or unenforceability, or abandonment of any Impede® Patent Rights.

8.4         Notice by MainPointe of Intent to Assert; Acura’s Right to Assert.

(a)	No later than five (5) business days after learning or being notified of any possible infringement by a Third Party of the Impede® Patent Rights, which infringement may reasonably be expected to affect the commercialization of a Product, MainPointe shall provide written notice to Acura as to whether MainPointe will exercise its rights conferred in Section 8.3.

(b)	If MainPointe does not provide Acura with such written notice within twenty (20) business days or within such time provides notice to Acura electing not to exercise its rights conferred in Section 8.3, then at any time Acura may, but shall not be obligated, to provide MainPointe written notice as to whether Acura will take steps to eliminate or minimize the consequences of such possible infringement to the commercialization of the Products.

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(c)	If Acura elects, pursuant to Section 8.4(b), to take steps to eliminate or minimize the consequences of such possible infringement to the commercialization of a Product, the following shall apply: Acura shall have the exclusive right, at Acura’s own cost and expense, to take such steps as it shall determine, including legal action, to eliminate or minimize the consequences of such possible infringement to the commercialization of the Product. Acura shall be entitled to any judgement or settlement relating to such action. MainPointe agrees to join as a named party and cooperate, upon reasonable request of Acura and at Acura’s cost and expense, in any such steps or legal proceeding.

8.5         Third Party Challenges to Impede® Patent Rights. Notwithstanding Section 8.3, each of MainPointe and Acura shall notify the other Party no later than five (5) business days after receiving a Paragraph IV Certification, an Inter Parties or Post Grant review petition, or any other challenge that an Impede® Patent Right is invalid or unenforceable, if such Impede® Patent Right claims the Product, or the manufacture, or use thereof. MainPointe has the right (after consultation with Acura), but not the obligation, at MainPointe's own cost, to exclusively pursue any negotiations with such Third Party and exclusively control the enforcement or defense of any legal proceeding regarding such challenge. Acura agrees to cooperate, upon reasonable request of MainPointe and at MainPointe's cost, in such negotiations or legal proceeding. All proceeds realized upon any judgement or settlement in MainPointe's favor regarding such negotiations or legal proceeding, net of direct out-of-pocket expenses of the Parties relating thereto, shall be for the benefit of MainPointe, provided MainPointe shall pay Acura the same royalty on the excess as it is required to pay on Net Sales. Notwithstanding the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license or covenant not to sue, relating to the Impede® Patent Rights, or dedication to the public, admission of invalidity or unenforceability, or abandonment of the Impede® Patent Rights.

8.6         Notice by MainPointe to Defend; Acura’s Right to Defend.

(a)	Notwithstanding Section 8.4, no later than five (5) business days after MainPointe learns of a Paragraph IV Certification, an Inter Parties or Post Grant review petition, or any other challenge that an Impede® Patent Right is invalid or unenforceable, which Impede® Patent Right claims a Product, or the manufacture, or use thereof, MainPointe shall provide written notice to Acura as to whether MainPointe will exercise its rights conferred in Section 8.5.

(b)	If MainPointe does not provide Acura with such written notice within its ten (10) business day period of Section 8.6(a) or within such time provided notice to Acura electing not to exercise its rights conferred in Section 8.5, then Acura may at its option, but shall not be obligated to, notify MainPointe in writing at any time thereafter whether Acura will undertake the enforcement or defense of any legal proceeding.

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(c)	If Acura undertakes such defense or enforcement pursuant to Section 8.6(b), the following paragraph shall apply: Acura shall be entitled, at Acura’s own cost and expense, to exclusively pursue any negotiations with such Third Party and exclusively control the enforcement or defense of any legal proceeding regarding such challenge. If Acura undertakes the defense or enforcement, Acura shall be entitled to any judgement or settlement relating to such action. MainPointe agrees to join as a named party and cooperate, upon reasonable request of Acura and at MainPointe's cost and expense, in any such steps or legal proceeding. Notwithstanding the foregoing, MainPointe's consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that would limit or restrict MainPointe's rights conferred by this Agreement.

8.7         Allegations of Infringement by Third Parties.

(a)	Each of MainPointe and Acura will forthwith notify the other Party upon learning of any allegation by a Third Party that (i) a Product may infringe Third Party intellectual property rights, or (ii) any product that includes the Impede® Technology other than a Product (a “Related Impede® Technology Product”) may infringe Third Party intellectual property rights and the Parties shall in that event consult with each other, including a possible defense strategy.

(b)	If the infringement allegation against a Product is due to the Impede® Technology, MainPointe has the obligation to pursue any negotiations with the claimant and to control the defense of any legal proceeding regarding such infringement allegation against the Product at its own cost and expense (including the cost of defense, judgments, damages and settlements) and shall indemnify and hold Acura harmless from same. Acura shall, at MainPointe's expense, reasonably collaborate with MainPointe and render any reasonable assistance to MainPointe in MainPointe's negotiations with the claimant and defense of any such legal proceeding regarding such allegation of infringement.

(c)	If the infringement allegation is against a Related Impede® Technology Product, Acura reserves the limited right to negotiate with the claimant solely in its own name and on its own behalf relating to the Related Impede® Technology Product and defend only itself in any legal proceeding regarding such allegation of infringement as it may relate to the Related Impede® Technology Product at its own cost and expense (including the cost of defense, judgments, damages, and settlements). MainPointe shall, at MainPointe's expense, reasonably collaborate with Acura and render any reasonable assistance to Acura in Acura’s negotiations with the claimant and Acura’s defense of any legal proceeding regarding such allegation of infringement as it may relate to the Related Impede® Technology Product. If Acura elects to undertake negotiation or defense pursuant to this section, Acura is neither authorized nor obligated to negotiate on behalf of or defend MainPointe.

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8.8         Settlement of Allegations of Infringement. For purposes of Sections 8.7 and 8.8, the Party negotiating with the claimant or defending the legal proceeding is referred to as the “Defending Party” and the other Party is referred to as the “non-Defending Party.” The Defending Party shall have the right to exclusively control and manage such claim of infringement (including without limitation, control over the settlement of such action), provided, however, that any such settlement shall also release the non-Defending Party from the claims relating to the claim of infringement (provided that the non-Defending Party executes a mutual release in favor of the party releasing the non-Defending Party). The written consent of the non-Defending Party to the settlement is required if the settlement obligates the non-Defending Party to take or forgo any action (which consent shall not be unreasonably withheld, delayed or conditioned). Without limiting the foregoing, Acura’s consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that entails any license, covenant not to sue relating to, dedication to the public, admission of noninfringement, invalidity or unenforceability or abandonment of Acura’s Intellectual Property Rights, including without limitation the Impede® Technology, and MainPointe's consent (which shall not be unreasonably withheld, delayed or conditioned) shall be required for any settlement that that would limit or restrict the ability of MainPointe to have made, use, offer for sale, sell or otherwise commercialize Product(s) in the Field in the Territory

ARTICLE IX – REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1         Cooperation.

9.1.1           MainPointe and Acura shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, for a period of one hundred twenty (120) days after the Effective Date to ensure the orderly transition of the Products and the Acquired Assets from Acura to MainPointe and to minimize any disruption to the respective businesses of Acura, APT and MainPointe that might result from the transactions contemplated hereby. After the Effective Date, upon reasonable written notice, MainPointe and Acura shall furnish or cause to be furnished to each other and their employees, counsel, auditors and representatives reasonable access, during normal business hours, to such information and assistance relating to the Products and the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax returns, reports or forms or the defense of any Tax claim or assessment. The obligation to cooperate pursuant to the preceding sentence insofar as it concerns Taxes shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any extension thereof). Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 9.1. Neither party shall be required by this Section 9.1 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

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9.1.2           From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

9.2         Mutual Representations, Warranties and covenants. Each Party represents and warrants that

(i)	it has the full right, power and authority to enter into this Agreement;

(ii)	that entering into and performing its obligations set forth in this Agreement does not conflict with any other agreement to which it is a party;

(iii)	as at the Effective Date, there are no claims, judgments, litigations, suits, actions, disputes, arbitration, judicial or legal, administrative or other proceedings or governmental investigations pending or, to such Party’s knowledge, threatened against such Party or any of its Affiliates, and neither such Party nor its Affiliates is a party to any settlement agreement, which would be reasonably expected to materially affect or restrict the ability of such Party to consummate the transactions contemplated under this Agreement and to perform its obligations under this Agreement; and

(iv)	neither Party has used or shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

9.3         Acura Representations, Warranties. Acura represents and warrants that: (i) it has all rights necessary to validly grant the licenses set forth in Section 2; (ii) the Patent Rights included in the Impede® Technology and set forth on Exhibit D have not expired and any maintenance fees have been paid when due or within any permitted extension; (iii) it is not subject to any court proceedings, judgment or order related to the subject matter of this Agreement; (iv) it has not received any written claim or allegation of infringement from a Third Party for the infringement of Third Party intellectual property rights based on the making, using, or selling of the Currently Marketed Nexafed Products (other than for a claim related to the use of the Nexafed trademark that has been resolved); (v) it has not assigned and/or granted licenses, nor shall it assign and/or grant licenses, to the Impede® Technology to any Third Party that would restrict or impair the rights granted hereunder, and it has not granted to anyone any rights that cover Nexafed Products in the Territory; (vi) the Impede Patent Rights are the only Patents Right Controlled by Acura relating to the Nexafed Products and any products referred to as Nexafed 2.0 which have been developed by Acura; and (vii) to its actual knowledge the Impede® Technology (a) does not infringe any valid claim in a granted patent known to Acura as of the Effective Date owned by a Third Party and (b) has not been misappropriated from a Third Party.

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9.4         MainPointe’s Representations Warranties and Covenants. MainPointe represents, warrants and covenants that (i) it shall develop, manufacture and commercialize the Products in accordance with Applicable Law and (ii) neither MainPointe nor its Affiliates shall engage in a Patent Challenge, or knowingly assist any Third Party to engage in a Patent Challenge with respect to any of the Impede® Patent Rights or intentionally or willfully infringe the Impede Patent Rights.

9.5         No Use of Certain Names; Transitional License. MainPointe shall promptly, and in any event within ninety (90) days after Effective Date, (a) revise any and all product literature and labeling and Transferred Advertising Material to delete all references to the Acura Names and (b) delete all references to Acura or APT’s customer service address or telephone number; provided, however, that for a period of one hundred eighty (180) days from the Effective Date MainPointe may continue to distribute such product literature and Transferred Advertising Material that uses any Acura Names, addresses or telephone numbers to the extent that such product literature and Transferred Advertising Material exists on the date hereof, and, only to the extent necessary to allow MainPointe to distribute such product literature and Transferred Advertising Material during such one hundred eighty (180) day period, Acura hereby grants to MainPointe the limited right, on a royalty-free basis, to use the Acura Name and Acura’s trade dress, copyrights and other intellectual property owned by Acura and appearing in such product literature and Transferred Advertising Material on the date hereof. In no event shall MainPointe use any Acura Names or Acura’s addresses, telephone numbers, trade dress, copyrights or other intellectual property after the Effective Date in any manner or for any purpose different from the use of such Acura Name or Acura’s addresses, telephone numbers, trade dress, copyrights or other intellectual property by Acura or APT with respect to the Nexafed Products prior to the Effective Date. With respect to the Transferred Inventory, MainPointe shall be entitled to continue to use the Acura Name and Acura’s NDC Number for each of the Nexafed Products until such time as the Transferred Inventory is exhausted, provided, however, that notwithstanding the foregoing, in the event MainPointe encounters difficulties in obtaining a new NDC Number for a Product or in obtaining FDA approval for changes to the labeling for a Nexafed Product which deletes all references to the Acura Name, Acura shall provide MainPointe with such reasonable extensions to the time period in which MainPointe may use the Acura Name and Acura’s NDC Number as may be requested by MainPointe to Acura in writing. “Acura Name” means (i) “Acura”, “Acura Pharmaceuticals”, “Acura Pharmaceuticals, Inc,”, “Acura Pharmaceutical Technologies”, and “Acura Pharmaceutical technologies, Inc.”, any variations and derivatives thereof.

9.6         Disclaimers. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

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ARTICLE X – TERM AND TERMINATION

10.1       Term and Expiration. The “Term” of this Agreement shall be from the Effective Date until the earlier of (i) termination of this Agreement pursuant to Section 10.2 or 10.3 or (ii) the last to expire Royalty Term.

10.2       Termination for Breach.

Either Party may terminate the Agreement in its entirety by giving written notice of termination at any time, if the other Party fails to fulfill or breaches any material term or condition of this Agreement, and does not remedy the failure or breach within thirty (30) days of receipt of written notice specifying such failure or breach given by the other Party.

10.3       Termination for Patent Challenge.

Acura will be permitted to terminate this Agreement by written notice effective upon receipt if MainPointe or its Affiliates, directly or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge in a legal or administrative proceeding the validity or enforceability of, or oppose in a legal or administrative proceeding any extension of or the grant of a supplementary protection certificate with respect to (i) any Patent Rights licensed hereunder (except as a defense against a patent infringement action initiated by Acura or its Affiliates or licensees against MainPointe or its Affiliates) (each such action, a “Patent Challenge”).

MainPointe will include provisions in all agreements granting sublicenses of MainPointe's rights hereunder (other than agreements with manufacturers, services providers, distributors and other agents) providing that if the sublicensee or its Affiliates undertake a Patent Challenge with respect to any Patent Rights licensed hereunder under which the sublicensee is sublicensed, MainPointe will be permitted to terminate such sublicense agreement. If a sublicensee of MainPointe (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Patent Right under which such sublicensee is sublicensed (other than sublicensees that are manufacturers, services providers, distributors and other agents), then MainPointe upon receipt of notice from Acura of such Patent Challenge will terminate the applicable sublicense agreement. If MainPointe fails to so terminate such sublicense agreement, Acura may terminate MainPointe's right to sublicense in the country(ies) covered by such sublicense agreement and any sublicenses previously granted in such country(ies) shall automatically terminate. In connection with such sublicense termination, MainPointe shall cooperate with Acura’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to a Product in such country(ies).

10.4       Consequences of Expiration and Termination.

10.4.1           Upon expiration of this Agreement with respect to a country, MainPointe shall retain a non-exclusive, perpetual, irrevocable, fully paid-up and royalty-free license to, develop, have made, sell, promote, or otherwise exploit the Product in such country.

10.4.2           Upon termination of this Agreement: (i) all of MainPointe's licenses with respect to Acura’s trademarks and the Impede® Technology shall terminate; (ii) MainPointe's non-compete contained in Section 2.9 shall terminate immediately; and (iii) at Acura’s request MainPointe and Acura shall use commercially reasonable efforts to transition the commercialization of Nexafed Products back to Acura so that, among other things, sales of Nexafed Products are not interrupted and which may include, by way of example, assignment of Product manufacturing and supply agreements to Acura or its designee.

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Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

10.4.3           All of the Parties’ rights and obligations under Sections 2.6, 2.7, 2.8.2, 2.10, 2.13, 3.3, 3.4, 4.2, 4.4, 4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13.2 and Articles 5, 6, 7, 8, 10 and 11, shall survive termination or expiration of this Agreement (unless such Section specifically states that it shall only survive expiration but not termination, in which case it shall survive as set forth therein), and all other provisions reasonably construed to survive shall also survive termination or expiration. Where a provision specifies a survival period, such provision shall survive only during such survival period.

ARTICLE XI – MISCELLANEOUS

11.1       Dispute Resolution. MainPointe and Acura agree to use good faith efforts to resolve any and all disputes arising out of or relating to this Agreement. If after forty five (45) days following receipt of notice by one Party from the other of a dispute under this Agreement, the Parties are unable to resolve the dispute, then the matter shall by fully and finally resolved by arbitration. A Party that desires to arbitrate a dispute shall serve a written notice upon another requesting arbitration of a dispute pursuant to this Section 11.1. Any such arbitration shall be submitted to final and binding arbitration under the then current commercial arbitration rules of the American Arbitration Association (the “AAA”) in accordance with this Section 11.1. The place of arbitration of any dispute shall be New York, New York. Such arbitration shall be conducted by one (1) arbitrator mutually agreed by the Parties but if such agreement cannot be reached within ten (10) days of the commencement of the arbitration, then an arbitrator appointed by the AAA. The arbitrator shall be a person with relevant experience in the pharmaceutical industry. The arbitration proceeding shall be held as soon as practicable but in any event within ninety (90) days of appointment of the arbitrator. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall render a formal, binding, non-appealable resolution and award as expeditiously as possible, but not more than forty-five (45) days after the hearing. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party. A Party may make application to the Arbitrator for the award and recovery of its fees and expenses (including reasonable attorneys’ fees). This Section 10.1 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any other Party which would cause irreparable harm to the first Party.

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11.2       Rights in Bankruptcy.

11.2.1           All rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Title 11 of the United States Code (“Title 11”), licenses of rights to “intellectual property” as defined in Title 11, and, in the event that a case under Title 11 is commenced by or against either Party (the “Bankrupt Party”), the other Party shall have all of the rights set forth in Section 365(n) of Title 11 to the maximum extent permitted thereby. During the Term, each Party shall create and maintain current copies to the extent practicable of all such intellectual property. Without limiting the Parties’ rights under Section 365(n) of Title 11, if a case under Title 11 is commenced by or against the Bankrupt Party, the other Party shall be entitled to a copy of any and all such intellectual property and all embodiments of such intellectual property, and the same, if not in the possession of such other Party, shall be promptly delivered to it (i) before this Agreement is rejected by or on behalf of the Bankrupt Party, within thirty (30) days after the other Party’s written request, unless the Bankrupt Party, or its trustee or receiver, elects within thirty (30) days to continue to perform all of its obligations under this Agreement, or (ii) after any rejection of this Agreement by or on behalf of the Bankrupt Party, if not previously delivered as provided under clause (i) above. All rights of the Parties under this Section 11.2 and under Section 365(n) of Title 11 are in addition to and not in substitution of any and all other rights, powers, and remedies that each party may have under this Agreement, Title 11, and any other Applicable Laws. The non-Bankrupt Party may perform the obligations of the Bankrupt Party hereunder with respect to such intellectual property, but neither such provision nor such performance by the non-Bankrupt Party shall release the Bankrupt Party from any such obligation or liability for failing to perform it.

(b)        The Parties agree that they intend the foregoing non-Bankrupt Party rights to extend to the maximum extent permitted by law and any provisions of applicable contracts with Third Parties, including for purposes of Title 11, (i) the right of access to any intellectual property (including all embodiments thereof) of the Bankrupt Party or any Third Party with whom the Bankrupt Party contracts to perform an obligation of the Bankrupt Party under this Agreement, and, in the case of the Third Party, which is necessary for the development, Regulatory Approval and manufacture of Products and (ii) the right to contract directly with any Third Party described in (i) in this sentence to complete the contracted work.

(c)        Any intellectual property provided pursuant to the provisions of this Section 11.2 shall be subject to the licenses set forth elsewhere in this Agreement and the payment obligations of this Agreement, which shall be deemed to be royalties for purposes of Title 11.

11.3       No Set-off. Except as expressly set forth in this Agreement, neither Party may set-off or recoup against a payment owed to the other Party, without the consent of the other Party.

11.4       Waivers; Amendment. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or conditions or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect. No item or provision of this Agreement may be altered, amended or waived except by a writing signed by both Parties.

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11.5       Assignment. Neither Party shall assign any of its rights or obligations under this Agreement, in whole or in part to any person, firm, partnership, or other entity, except to an Affiliate, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, a Party may assign this Agreement in connection with (i) the transfer of all or substantially all of its assets or its Impede Technology assets (by merger, sale of assets or otherwise) to the transferee thereof or (ii) the sale of its line of business to which this Agreement relates; provided in each instance the transferee agrees to be bound by all obligations of the transferring Party to the other Party hereunder.

11.6       Covenant of Further Assurances. MainPointe and Acura covenant and agree that subsequent to the execution and delivery of this Agreement and without any additional consideration, each of MainPointe and Acura shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.

11.7       Headings. The heading of the Articles and Sections used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

11.8       Governing Law. Unless any competent governmental entity or any other applicable laws and regulations require otherwise, this Agreement shall be governed by and construed under the laws of the State of New York as applied to agreements executed and performed solely in New York, without regard to choice-of-law principles thereof.

11.9       Severability. The provisions of this Agreement shall be deemed separate. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted, except in cases where such unenforceable provision is a basic prerequisite of any Party or both Parties to enter into this Agreement. The Parties shall in such an instance use their best efforts to replace the unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.10     Entire Agreement. This Agreement including all Exhibits and Schedules attached hereto constitutes the entire Agreement between MainPointe and Acura with respect to the subject matter addressed herein and this Agreement supersedes all prior understandings and agreements, whether oral or written, between the MainPointe and Acura with respect thereto, except the Prior Confidentiality Agreement to the extent set forth in Section 5.4. Any amendment to any provisions set forth in the Agreement must be in writing, signed by both MainPointe and Acura and specifically state that it is an amendment.

11.11     Counterparts; Facsimile Signatures. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and of equal force and effect, but all of which taken together shall constitute one and the same instrument. A facsimile, digital, PDF, e-mail or other electronic copy hereof shall suffice as an original Agreement.

11.12     Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

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IN WITNESS WHEREOF, MainPointe and Acura have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ACURA PHARMACEUTICALS, INC.		MAINPOINTE PHARMACEUTICALS, LLC

By:	/s/ Robert B. Jones	By:	/s/ Douglas Morris

Name:	President & CEO	Name:	Douglas E. Morris

Title:	Robert B. Jones	Title:	Secretary/Treasurer

Date:	14 March 2017	Date:	3/16/17

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Exhibit A

Assignment of Contracts (General)

ASSIGNMENT OF CONTRACT RIGHTS

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Acura Pharmaceuticals, Inc., with offices at 616 N. North Court, Palatine IL 60067 (“Seller”), does hereby assign, grant, bargain, transfer, sell, convey and deliver to Mainpointe Pharmaceuticals, LLC, a Kentucky limited liability company, with offices at 333 East Main Street, Suite 220, Louisville, Kentucky 40202 (“Buyer”), Seller’s rights under the Transferred Contracts, as such term is defined in the License, Commercialization and Option Agreement by and among Buyer and Seller (the “Agreement”), to the extent set forth in the Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, all of the rights of Seller under the Transferred Contracts.

Buyer’s assumption of liabilities under the Transferred Contracts is governed by a separate instrument entitled “Assumption of Liabilities,” and is subject to all of the qualifications and conditions stated in such instrument and in the Agreement.

his Assignment of Contract Rights is being executed and delivered by Seller as of the date set forth below pursuant to the terms of the Agreement.

Dated this ____ day of March, 2017

SELLER:

ACURA PHARMACEUTICALS, INC.

By:
Name:
Title:

BUYER:

Mainpointe Pharmaceuticals, LLC

By:
Name:
Title:

36

Exhibit B

Assumption Agreement

ASSUMPTION OF LIABILITIES

Pursuant to that certain License, Commercialization and Option Agreement (the “Agreement”) by and among by and between Mainpointe Pharmaceuticals, LLC, a Kentucky limited liability company, with offices at 333 East Main Street, Suite 220, Louisville, Kentucky 40202 (“Buyer”), and Acura Pharmaceuticals, Inc., with offices at 616 N. North Court, Palatine IL 60067 (“Seller”), for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Buyer hereby does assume the Assumed Liabilities (including all liabilities of Acura under or otherwise relating to the assigned contracts to the extent the event, circumstance, condition, action or inaction giving thereto occurs on or after the date hereof) as such term is defined in the Agreement by and subject to the terms and conditions of the Agreement.

Dated this ____ day of March, 2017

BUYER:

MAINPOINTE PHARMACEUTICALS, LLC

By:
Name:
Title:

37

Exhibit C

Bill of Sale

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Acura Pharmaceuticals, Inc., with offices at 616 N. North Court, Palatine IL 60067 (“Seller”), does hereby assign, grant, bargain, transfer, sell, convey and deliver to Mainpointe Pharmaceuticals, LLC, a Kentucky limited liability company, with offices at 333 East Main Street, Suite 220, Louisville, Kentucky 40202 (“Buyer”), all right, title and interest in and to the Acquired Assets as such term is defined in the License, Commercialization and Option Agreement dated as of the date hereof by and among Buyer and Seller (the “Agreement”). Buyer hereby acknowledges that Seller is making no representation or warranty with respect to the assets conveyed hereby except as specifically set forth in the Agreement. Seller for itself, its successors and assigns hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Assets sold, conveyed, transferred and delivered by this Bill of Sale.

This Bill of Sale is being executed and delivered by Seller as of the date set forth below pursuant to the terms of the Agreement.

Dated this ____ day of March, 2017

SELLER:

ACURA PHARMACEUTICALS, INC.

By:
Name:
Title:

38

EXECUTION COPY

Exhibit D

ACURA PHARMACEUTICALS, INC.

Patent Summary

39

ACURA PHARMACEUTICALS, INC.

Patent Summary as of 2/8/2017

ISSUED OR NOTICE OF ALLOWANCE

Case	Patent	File/Issue/Expire	Primary Claim(s)	Status
5014-00	US 8,901,113	F-9/29/2010 I-12/2/2014 E-2/27/2032	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Granted
5014-01US	14/552,067	F-11/24/2014	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Allowed – Re-exam requested to fix typo.

5014-AU	AU 2010300641	F-9/29/2010 I-6/3/2016 E-9/29/2030	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Granted
5014-CA	CA 2,775,890	F-9/29/2010 I-6/21/2016 E-9/29/2030	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Granted
5014-EP	EP 2,488,029	F-9/29/2010 I-3/23/2016 E-9/29/2030	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Granted and validated in Germany (60 2010 031 496.0), Spain, France, UK, Italy,
5014-HK	13102020.5	F-9/29/2010 I-10/14/2016 E-9/29/2030	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Granted
5014-IL	IL 218533	F-9/29/2010 E-9/29/2030	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Granted

US APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5014-PR	61/247,225	F-9/30/2009	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Expired
5014-PR2	61/304,108	F-2/12/2010	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Expired
5014-02US	15/426,296	F-2/7/2017	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Pending
5019-PR	61/842,424	F-7/2/2014	Meth precursor+gel polymer+emulsifier+disintegrant+surfactant	Expired
5019-US	14/322,596	F-7/2/2014	Meth precursor+gel polymer+ glycerol monostearate+disintegrant+sodium lauryl sulfate	Published
5020-PR	62/009,600	F-6/9/2014	PSE+Triglyceride+HPC+PEO+Disintegrant	Expired
5020-US	14/734,364	F-6/9/2015	PSE+Triglyceride+HPC+PEO+Disintegrant	Published

40

WO APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5014-WO	PCT/US2010/050723	F-9/29/2010 E-3/30/2012	Drug+PEO+HPC+Disintegrant	Expired
5019-WO	PCT/US2014/045256	F-7/2/2014 E-2/3/2016	Meth precursor+gel polymer+emulsifier+disintegrant+surfactant	Expired
5020-WO	PCT/US2015/034786	F-6/9/2015	PSE+Triglyceride+HPC+PEO+Disintegrant	Expired

AU APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5014-01AU	2016204065	F-9/29/2010	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Pending
5019AU	2014284333	F-7/2/2014	Meth precursor+gel polymer+emulsifier+disintegrant+surfactant	Pending
5020AU	2015274936	F-6/9/2015	PSE+Triglyceride+HPC+PEO+Disintegrant	Pending

CA APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5019CA	2,916,973	F-7/2/2014	Meth precursor+gel polymer+emulsifier+disintegrant+surfactant	Pending
5020CA	2,951,563	F-6/9/2015	PSE+Triglyceride+HPC+PEO+Disintegrant	Pending

CN APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5019CN	201480037082.5	F-7/2/2014	Meth precursor+gel polymer+ glycerol monostearate+disintegrant+sodium lauryl sulfate	Published
5020CN	201580030318.7	F-6/9/2015	PSE+Triglyceride+HPC+PEO+Disintegrant	Pending

41

EU APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5014-01EP	16161681.8	F-9/29/2010	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Published
5019EP	14820721.0	F-7/2/2014	Meth precursor+gel polymer+emulsifier+disintegrant+surfactant	Published
5020EP	15807096.1	F-6/9/2015	PSE+Triglyceride+HPC+PEO+Disintegrant	Pending

IL APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5014-IL	245734	F-9/29/2010	Drug+PEO+HPC+Disintegrant (incl ethylcellulose)	Pending
5019IL	242880	F-7/2/2014	Meth precursor+gel polymer+emulsifier+disintegrant+surfactant	Pending

NZ APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status
5019NZ	716482	F-7/2/2014	Meth precursor+gel polymer+ glycerol monostearate+disintegrant+sodium lauryl sulfate	Pending

ISR APPLICATIONS

Case	App Number	Filed	Primary Claim(s)	Status

42

Exhibit E

Form of Royalty Report.

ROYALTY REPORT
Quarter Reported _________________

Licensee Name:
Property:
Territory:
Address:
Contact:
Phone Number:
Fax Number:

CURRENT QUARTER
Less:
Territory or Territories	Gross Sales	Deductions/ Returns*	Discounts	Net Sales	Royalty Rate %		Royalty
	$-	$-	$-	$-		%	$-
	$-	$-	$-	$-		%	$-
	$-	$-	$-	$-		%	$-
Total	$-	$-	$-	$-		%	$-

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Exhibit F

ASSET ALLOCATION

Item	Quantity (if applicable)	Amount	Comment

Assignment of Contracts		$0

Transferred Advertising Materials		$0

Equipment – See Schedule 3.2.1(b) for breakdown		$102,743	Amount from NBV Columns on Schedule 3.2.1(b)

Raw Materials Inventory – See Schedule 3.2.1(a) for breakdown		$97,475	Consists of Raw Materials from Schedule 3.2.1(a)

Finished Materials Inventory - See Schedule 3.2.1(a) for breakdown		$109,159	Consists of Finished Goods from Schedule 3.2.1(a)

Prepaid Inventory (Half of Mikart PO 1050)		$115,643

Total		$425,020

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Exhibit G

JOINT PRESS RELEASE

Acura Pharmaceuticals and MainPointe Pharmaceuticals
Announce Deal for Nexafed® Products

Expands Commercialization of Acura’s Methamphetamine-Resistant Pseudoephedrine Products

PALATINE, IL, March XX, 2017: Acura Pharmaceuticals, Inc. (OTCQB: ACUR) and MainPointe Pharmaceuticals, LLC today announced that they have entered into a License Agreement (the "Agreement") to have MainPointe exclusively market NEXAFED and NEXAFED Sinus in the US and Canada. The pseudoephedrine-containing NEXAFED brand products utilize Acura’s IMPEDE® Technology which disrupts the extraction and conversion of the pseudoephedrine into the illicit drug, methamphetamine. MainPointe will assume all manufacturing and commercialization activities from Acura.

“MainPointe is an emerging OTC pharmaceutical company that brings added leverage to our NEXAFED business”, commented Bob Jones, Acura’s President and CEO. “With additional products in distribution and new customer contacts, MainPointe is well positioned to expand on the over 15,000 US pharmacy distribution achieved by Acura over the past several years”.

“Conversion of pseudoephedrine products into methamphetamine remains an acute problem in many communities”, said John Schutte, MainPointe’s President. “The NEXAFED products have proven to be a success in curbing this costly problem and we look forward to driving this business forward”.

The Agreement provided for an upfront cash payment of $2.5 million to Acura. Acura is eligible to receive a royalty 7.5% based on commercial sales by MainPointe.

About Acura Pharmaceuticals

Acura Pharmaceuticals is a specialty pharmaceutical company engaged in the research, development and commercialization of product candidates intended to address medication abuse and misuse, utilizing its proprietary LIMITX™, AVERSION® and IMPEDE® Technologies. LIMITX contains ingredients that are intended to reduce or limit the rate or extent of opioid release when multiple tablets are ingested. AVERSION contains polymers that cause the drug to gel when dissolved; it also contains compounds that irritate the nasal passages if the product is snorted. IMPEDE is designed to disrupt the processing of pseudoephedrine from tablets into methamphetamine.

OXAYDO® (oxycodone HCl immediate-release tablets) which incorporates the AVERSION Technology, is FDA approved and marketed in the U.S. by our partner Egalet Corporation.

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NEXAFED® and NEXAFED® Sinus, which are pseudoephedrine containing products, utilize the IMPEDE Technology.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Forward-looking statements may include, but are not limited to:

•	our ability to fund or obtain funding for our continuing operations;
•	the expected results of clinical studies relating to LTX-04 or any successor product candidate, the date by which such study results will be available and whether LTX-04 or any successor product candidate will ultimately receive FDA approval;
•	whether LIMITX will retard the release of opioid active ingredients as dose levels increase;
•	whether we will be able to reformulate LTX-04 or any successor product candidate to provide an efficacious level of drug when one or two tablets are taken;
•	whether we will be able to reformulate LTX-04 or any successor product candidate to improve its abuse deterrent performance;
•	whether the extent to which products formulated with the LIMITX technology deter abuse will be determined sufficient by the FDA to support approval or labelling describing abuse deterrent features;
•	whether our LIMITX technology can be expanded into extended-release formulations;
•	our and our licensee’s ability to successfully launch and commercialize our products and technologies, including Oxaydo® Tablets and our Nexafed® products;
•	our and our licensee’s ability to obtain necessary regulatory approvals and commercialize products utilizing our technologies;
•	the market acceptance of, timing of commercial launch and competitive environment for any of our products;
•	expectations regarding potential market share for our products;
•	our ability to develop and enter into additional license agreements for our product candidates using our technologies;
•	the ability to avoid infringement of patents, trademarks and other proprietary rights of third parties;
•	the ability of our patents to protect our products from generic competition and our ability to protect and enforce our patent rights in any paragraph IV patent infringement litigation;
•	the ability to fulfill the FDA requirements for approving our product candidates for commercial manufacturing and distribution in the United States, including, without limitation, the adequacy of the results of the laboratory and clinical studies completed to date, the results of laboratory and clinical studies we may complete in the future to support FDA approval of our product candidates and the sufficiency of our development process to meet over-the-counter (“OTC”) Monograph standards, as applicable;
•	the adequacy of the development program for our product candidates, including whether additional clinical studies will be required to support FDA approval of our product candidates;
•	changes in regulatory requirements;

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•	adverse safety findings relating to our commercialized products or product candidates in development;
•	whether the FDA will agree with our analysis of our clinical and laboratory studies;
•	whether further studies of our product candidates will be required to support FDA approval;
•	whether or when we are able to obtain FDA approval of labeling for our product candidates for the proposed indications and whether we will be able to promote the features of our abuse discouraging technologies; and
•	whether Oxaydo or our Aversion and LIMITX product candidates will ultimately deter abuse in commercial settings and whether our Nexafed products and Impede technology product candidates will disrupt the processing of pseudoephedrine into methamphetamine.

In some cases, you can identify forward- looking statements by terms such as "may," “will”, "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," “indicates”, "projects," predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail in our filings with the Securities and Exchange Commission.

Contact:

for Acura Investor Relations

investors@acurapharm.com

847-705-7709

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